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                                                                EXHIBIT 3.9
                          CERTIFICATE OF INCORPORATION


                                SSY REALTY CORP.



Under Section 402 of the Business Corporation Law.

                  The undersigned, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:

                  FIRST: The name of the corporation is SSY REALTY CORP.

                  SECOND: The purposes for which the corporation is formed are:

                  To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which requires the act or approval of any state official, department, board, agency or other body without such approval or consent being first obtained.

                  Directly, or through ownership of stock in any corporation, to purchase, lease, rent, exchange, or otherwise acquire real estate and property, either improved or unimproved, and any interest therein; to own, hold, control, maintain, manage and develop the same; to erect, construct, maintain, improve, rebuild, enlarge, alter, manage, operate and control all kinds of buildings, houses, hotels, apartments, motels, stores, offices, warehouses, mills, shops, factories and plants and all structures or erections of any description on any lands owned, held, rented or leased by the corporation, or upon any other lands; to lease or sublet offices, stores, apartments and


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other space in such building or buildings, and to sell, rent, lease, sublet, mortgage, exchange, assign, transfer, convey, pledge, alienate or otherwise dispose of any such real estate and property, and any interest therein.

                  To acquire by purchase, lease or manufacture, or otherwise, any personal property deemed necessary or proper or useful in the equipment, furnishing, improvement, development or management of any property, real or personal, at any time owned, held or occupied by the corporation and to invest, trade and deal in any personal property deemed beneficial to the corporation, and to mortgage, pledge, sell, let or otherwise dispose of any personal property at any time owned or held by the corporation.

                  To purchase or otherwise acquire, hold, exchange, pledge, hypothecate, sell, deal in and dispose of mortgages covering any kind of real and personal property, tax liens and transfers of tax liens on real estate.

                  To make, enter into, perform and arrange for carrying out, contracts for constructing, building, altering, improving, repairing, decorating, maintaining, furnishing an fitting up buildings, tenements and structures of every description, and to advance money to and enter into agreements of all kinds with building contractors, property owners and others, for said purpose.

                  To acquire by purchase, subscription, underwriting or otherwise, and to own hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures,


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notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds, or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

                  To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and good will of any persons, firms, associations or corporations.

                  The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.


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                  THIRD: The office of the corporation is to be located in the
County of Westchester, State of New York.

                  FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred (200), all of which shall be without par value.

                  FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on him is:

                                       Stuart S. Stengel, Esq.
                                       317 North Avenue
                                       New Rochelle, New York, 10801


                  SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgement or other financial adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.


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                  IN WITNESS WHEREOF, this certificate had been subscribed to this 1st day of June, 1988, by the undersigned who affirms that the statements made herein are true under penalties of perjury.

                                                     /s/ Gerald Weinberg
                                                     ---------------------------
                                                     GERALD WEINBERG
                                                     90 State Street
                                                     Albany, New York


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